Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268707

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 29, 2023)

White River Energy Corp

67,651,420 Shares of Common Stock

16,931,266 Warrants to Purchase Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated September 29, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-268707) filed by White River Energy Corp (“White River” or the “Company”) with the Securities and Exchange Commission. This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2023 and December 19, 2023 (the “Current Reports”). Accordingly, we have attached the Current Reports to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relates to the distribution (the “Spin-Off”) by Ecoark Holdings, Inc., now known as BitNile Metaverse, Inc. (“Ecoark”) of 42,253,521 shares of common stock, par value $0.0001 per share (the “Spin-Off Shares”) of White River, plus up to an additional 1,000 shares of common stock to account for the rounding up of fractional shares, to the holders of Ecoark common stock and convertible preferred stock (on an as-converted basis), and the offering and resale by the selling stockholders identified in the Prospectus of up to 25,396,899 shares of White River common stock and up to 16,931,266 warrants to purchase shares of White River common stock issued in connection with the private placement transactions from October 2022 through April 2023 in a private investment in public equity offering by the Company.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 20, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2023

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	333-268707	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

From December 8, 2023 to December 12, 2023, the Company entered into a Securities Purchase Agreement (“SPA”) with accredited investors (“Purchasers”) whereby the Purchasers purchased a total of 3,222,529 Units from the Company, with each Unit consisting of one share of the Company’s common stock (for a total of 3,222,529 shares of common stock) and five-year warrants to two shares of Common Stock (the “Warrants”) (for a total of 6,445,058 Warrants), at a purchase price of $0.777 per Unit for a total purchase price of $2,503,905.

Each Warrant will be exercisable at $1.00 per share for a period of five years from the earlier of (i) the effectiveness of a registration statement registering the resale of the common stock issuable upon exercise of such Warrants and (ii) December 31, 2023. The Company also entered into a Registration Rights Agreement with the Purchasers under which the Company agreed to register the sale by the Purchasers of the shares of Common Stock and Warrants by filing a registration statement on Form S-1 within 30 days after the final closing of the offering, and to cause such registration statement to be declared effective within 60 days thereafter.

The net proceeds from the offering, after offering expenses and related costs, will primarily be used for growth capital, working capital, repayment of indebtedness, the purchase of oil and gas mineral leases, and drilling oil of wells.

The foregoing description of the terms of the SPA, the Warrants, the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, forms of which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K.

The offer and sale of the Units pursuant to the SPA was not registered under the Securities Act of 1933 and was exempt from registration pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits

		Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
10.1	Form of Securities Purchase Agreement*	8-K	12/6/2023	10.1
10.2	Form of Warrant*	8-K	12/6/2023	10.2
10.3	Form of Registration Rights Agreement*	8-K	12/6/2023	10.3
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: December 14, 2023	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2023

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	333-268707	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

In December 2023, White River Energy Corp (the “Company”) entered into Tax Credit Purchase Agreements (each, an “Agreement”) with third party purchasers pursuant to which the Company sold a total of $1,800,000 of United States federal trust fund tax credits (the “Credits”), which the Company had acquired through a joint venture agreement as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2023, in exchange for $900,000. In addition, the Company has entered into Agreements for the sale of an additional $4,750,000 of Credits for a total purchase price of $2,375,000. The foregoing amounts are in addition to the amounts under Agreements which were previously disclosed in the Company’s Current Report on Form 8-K filed on December 7, 2023. As previously disclosed, the Company’s Board of Directors approved the sale of up to $50,0000,000 of Credits for a total purchase price of $25,000,000.

The foregoing description of the Agreements and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by the full text of the Agreement, a form of which is incorporated by reference as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

From December 13, 2023 to December 18, 2023, the Company entered into a Securities Purchase Agreement (“SPA”) with accredited investors (“Purchasers”) whereby the Purchasers purchased a total of 1,618,794 Units from the Company, with each Unit consisting of one share of the Company’s common stock (for a total of 1,618,794 shares of common stock) and five-year warrants to two shares of Common Stock (the “Warrants”) (for a total of 3,237,588 Warrants), at a purchase price of $0.777 per Unit for a total purchase price of $1,257,802. The foregoing amounts are in addition to the amounts which were previously disclosed in the Company’s Current Reports on Form 8-K filed on December 6, 2023 and December 14, 2023.

Each Warrant will be exercisable at $1.00 per share for a period of five years from the earlier of (i) the effectiveness of a registration statement registering the resale of the common stock issuable upon exercise of such Warrants and (ii) December 31, 2023. The Company also entered into a Registration Rights Agreement with the Purchasers under which the Company agreed to register the sale by the Purchasers of the shares of Common Stock and Warrants by filing a registration statement on Form S-1 within 30 days after the final closing of the offering, and to cause such registration statement to be declared effective within 60 days thereafter.

The net proceeds from the offering, after offering expenses and related costs, will primarily be used for growth capital, working capital, repayment of indebtedness, the purchase of oil and gas mineral leases, and drilling oil of wells.

The foregoing description of the terms of the SPA, the Warrants, the Registration Rights Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, forms of which are incorporated by reference as Exhibits 10.2, 10.3, and 10.4, respectively, to this Current Report on Form 8-K.

The offer and sale of the Units pursuant to the SPA was not registered under the Securities Act of 1933 and was exempt from registration pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits

		Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
10.1	Form of Tax Credit Purchase Agreement*	8-K	12/7/2023	10.1
10.2	Form of Securities Purchase Agreement*	8-K	12/6/2023	10.1
10.3	Form of Warrant*	8-K	12/6/2023	10.2
10.4	Form of Registration Rights Agreement*	8-K	12/6/2023	10.3
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: December 19, 2023	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer